Exhibit 99.1

Janux Therapeutics Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

La Jolla, CA, June 15, 2021 – Janux Therapeutics, Inc. (Nasdaq: JANX) (Janux), a biopharmaceutical company developing novel T cell engager immunotherapies, today announced the closing of its previously announced initial public offering of 13,110,000 shares of its common stock, which includes 1,710,000 shares sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares, at a price to the public of $17.00 per share. Including the option exercise, the aggregate gross proceeds to Janux from the offering were approximately $222.9 million, before deducting the underwriting discounts and commissions and offering expenses. The shares began trading on the Nasdaq Global Market on June 11, 2021, under the ticker symbol “JANX.”

BofA Securities, Cowen and Evercore ISI acted as joint book-running managers for the offering. H.C. Wainwright & Co. acted as lead manager for the offering.

Registration statements relating to the offering of these securities have been filed with the Securities and Exchange Commission (SEC) and became effective on June 10, 2021. Copies of the registration statements can be accessed through the SEC’s website at www.sec.gov. This offering was made only by means of a written prospectus. Copies of the final prospectus relating to the initial public offering may be obtained from: BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001 or by email at dg.prospectus_requests@bofa.com; Cowen and Company, LLC, c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (833) 297-2926 or by email at PostSaleManualRequests@broadridge.com; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, or by telephone at (888) 474-0200 or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

# # #

Contacts

Media:

Jessica Yingling, Ph.D.

Little Dog Communication Inc.

jessica@litldog.com

(858) 344-8091

Investors:

Zofia Mita

Stern Investor Relations

zofia.mita@sternir.com

(212) 698-8680